Exhibit 99.1

Berkshire Hills Announces Branch Initiatives to Strengthen Franchise

Selling Mid-Atlantic Branches to New Jersey Based Investors Bank

Optimizing Branch Footprint - Consolidating 16 Locations in New England and New York

BOSTON, December 2, 2020 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its wholly owned subsidiary Berkshire Bank has entered into an agreement with Investors Bank of Short Hills, New Jersey, subject to customary regulatory approvals, to sell its Mid-Atlantic branches, consisting of six offices in New Jersey and two in Pennsylvania. In addition, the Bank plans to consolidate 16 full-service branches. Following the targeted completion of these initiatives in the first half of 2021, the bank will operate a total of 106 branches across Massachusetts, Connecticut, Rhode Island, Vermont and New York - reducing the overall branch footprint by 18%.

Acting CEO Sean Gray stated, “These announcements are in alignment with Berkshire’s strategic shift toward improving profitability by refocusing on our core operations and operating efficiency. Over the last decade, we have executed the consolidation or sale of 40 branches with a high rate of customer retention supported by our MyBanker professionals who provide personalized banking solutions and concierge service. Our optimization plan is consistent with customers’ preferences and adoption of digital banking channels and our commitment to enhancing those channels as a 21st century community bank.”

Mid-Atlantic Branch Sale

Berkshire Bank has entered into an agreement to sell its eight Mid-Atlantic branches to Investors Bank of Short Hills, New Jersey, subject to customary regulatory approvals. The transfer is targeted for completion in the first half of 2021. The transfer includes deposit accounts with a total current approximate balance of $639 million and loans with a total current approximate balance of $308 million. The buyer has agreed to pay a premium equal to 3.0% of the final deposit balance transferred. The sale includes all branch premises and equipment, and the agreement provides that the buyer intends to offer employment to all associated staff. Berkshire expects to complete the net transfer with funds from short-term investments. The branch sale will have no effect on Berkshire’s Mid-Atlantic specialized commercial lending operations, including SBA lending at its 44 Business Capital Division and its asset-based lending relationships. Berkshire’s financial advisor for the branch sale was Piper Sandler & Co. and legal counsel was provided by Luse Gorman, PC.

Branch Optimization

Berkshire plans to consolidate 16 branch offices in its New England/New York footprint, subject to customary regulatory approvals. These branches have total current deposit balances approximating $568 million. The consolidations are expected to begin in January and to be completed by the middle of 2021. Gray added, “Extensive review has shown increasing digital channel usage by our customers. The Bank is proactively communicating its decision to customers who could be impacted by a branch office closure and is making introductions to team members at other branches and to our MyBanker team to ensure a seamless transition. We are also working closely with our team members at each of the branches to review career opportunities within the Bank and transition them to other positions. We have a strong track record of retaining customers and team members who have previously been impacted by a consolidation.”

Mr. Gray concluded, “I’m also pleased to report the Bank is in the process of finalizing plans to open a new commercial banking office in Providence, Rhode Island in 2021 to strengthen the southeast New England operations we acquired in 2019. The combination of these initiatives is targeted to optimize our branch network, improve our business focus, and support our core profitability.”

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank which is transforming into a 21st century community bank pursuing purpose-driven performance based on its Be FIRST corporate responsibility culture. Headquartered in Boston, Berkshire operates 130 banking offices in seven Northeastern states, with approximately $12.6 billion in assets.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

The branch sale and consolidation are subject to regulatory approval and other conditions. Targeted financial benefits are subject to uncertainty and may be affected or offset by other conditions related to the Company’s operations. Further, given its ongoing and dynamic nature, it is difficult to predict what continued effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and the related local and national economic disruption may result in a continued decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in our allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on our interest-earning assets than the decline in the cost of our interest-bearing liabilities; and increased cybersecurity risks, as employees increasingly work remotely.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact

David Gonci; Capital Markets Director; 413-281-1973

Media Contacts:

John Lovallo

Email: jlovallo@levick.com

Tel: (917) 612-8419

Cate Cronin

Email: ccronin@levick.com

Tel: (202) 738-7302

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